UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

October 28, 2005

WORLD HEALTH ALTERNATIVES, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	0-51001	04-3613924
(State of or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Penn Center Blvd., Suite 111

Pittsburgh, PA 15235

(Address of Principal Executive Offices / Zip Code)

(412) 829-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

ITEM 1.01.	Entry into a Material Definitive Agreement.

See disclosure contained in Item 2.03 below, which is incorporated herein.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported, on August 18, 2005, the Company received a $4,000,000 bridge loan (the “Bridge Loan”) from Palisades Master Fund LLP (“Palisades”), which was due and payable on August 31, 2005. In addition, the Company received a $2,000,000 cash infusion on August 24, 2005. Palisades contended that, along with two other investors, it purchased $22,038,000 in convertible debentures and warrants (collectively, the “Convertible Debentures”) on May 17, 2005. Palisades and its affiliate, PEF Advisors, Ltd., have filed suit against the Company alleging breach of contract and conversion with respect to these transactions.

On October 24, 2005, the Company and Palisades and its affiliates entered into a standstill agreement (the “Standstill Agreement”). A copy of the Standstill Agreement is attached hereto as Exhibit 10.1. Pursuant to the Standstill Agreement, Palisades and PEF dismissed the pending litigation against the Company with prejudice in exchange for a note for $8,040,879.70 (the “Note”) and the acknowledgment by the Company that Palisades is the holder of 5,882 shares of valid issued and outstanding Series A Preferred Stock of the Company. A copy of the Note is attached hereto as Exhibit 10.2. The note bears interest at twelve percent (12%) per annum and is payable on the earliest of January 20, 2006 or a termination event under the Standstill Agreement. Each party further agreed that it would not commence or continue litigation with respect to the Series A Preferred and certain other claims. The Company agreed to pay a standstill fee of $300,000 to Palisades, for the benefit of PEF, in the form of a promissory note (the “Standstill Note”) maturing on the earliest of January 20, 2006 or certain termination events. A copy of the Standstill Note is attached hereto as Exhibit 10.3. After the standstill period, interest shall accrue on the principal portion of the note at a rate of interest equal to twelve percent (12%) per annum.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(a) Not applicable.

(b) Not applicable.

(c) Exhibits.

EXHIBIT	DESCRIPTION

10.1	Standstill Agreement dated October 24, 2005

10.2	Promissory Note dated October 24, 2005

10.3	Standstill Note dated October 24, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WORLD HEALTH ALTERNATIVES, INC.

By:	/s/ Scott Phillips
Scott Phillips, Chief Restructuring Officer

Date: October 28, 2005